Exhibit 99.1

For Immediate Release

PostRock Reports First Quarter Results

OKLAHOMA CITY – May 10, 2012 – PostRock Energy Corporation (NASDAQ: PSTR) today announced results for the first quarter of 2012. Oil and gas revenues totaled $13.6 million, a 32.7% decrease from the prior-year quarter. Lower revenue was primarily the result of lower natural gas prices which decreased to $3.08 per Mcfe from $4.33 per Mcfe in the prior year period. Production fell 5.2% to an average of 48.7 MMcfe per day. Gathering revenue decreased 48.5% to $699,000. Of this, slightly more than $500,000 was a result of the royalty settlement. The remainder was caused by a drop in production volumes. Pipeline revenue rose 8.0% to $3.4 million on increased natural gas volumes associated with oil production in Osage County, OK. Realized hedging gains in the quarter totaled $12.1 million, a 30.8% increase from the prior-year period. Due to the increase in the unit price of Constellation Energy Partners (“CEP”) during the quarter, the Company recorded a mark-to-market gain of $4.2 million.

Production costs, which consist of lease operating expenses (“LOE”), gathering expenses and production taxes, totaled $11.5 million, a $933,000 decrease from the prior-year period. The decrease was in part due to field optimization projects the Company began in the latter half of 2011, which resulted in decreased labor, vehicle and equipment costs of $741,000 and decreased gathering costs of $239,000. Also contributing to the decrease was a reduction in production taxes of $912,000 primarily due to lower gas prices and production. These reductions were offset by decreased capitalized expenses of $569,000 due to reduced drilling activity, a one-time charge of $368,000 related to the March 2012 field reorganization discussed below and a $22,000 increase across various other expense items. Production costs totaled $2.60 per Mcfe, compared to $2.66 in the prior-year quarter. Excluding the one-time charge, production costs were $2.51 per Mcfe. Pipeline operating expense totaled $882,000, a 46.9% decrease from the prior-year quarter. The decrease was primarily related to a long-standing contractual payment to a third party pipeline that was reduced in January 2011 and eliminated in October 2011. In addition, due to a problem with line pack in the first quarter of 2011, the Company had incurred a one-time charge of $335,000 in that period. General and administrative expenses totaled $4.6 million, a 6.3% decrease from the prior-year period. The decrease was primarily due to the absence of a workman’s compensation charge recorded in the first quarter of 2011.

In March, PostRock reorganized its field operations to realize efficiencies and implemented a training program to increase technical proficiency. The field reorganization is expected to save approximately $2 million a year from reduced labor and equipment costs. Additionally, the Company believes the increased focus and technical abilities of its field personnel have resulted in slight improvements to overall historic production decline rates. A full review of all non-essential corporate expenses is now underway.

In February, the Company sold White Deer Energy L.P. 2,180,233 common shares at a price of $3.44 per share for $7.5 million. The price was set based on the closing bid price immediately prior to closing. The proceeds were used for general corporate purposes.

In April, PostRock re-priced its June, July and August NYMEX gas swap contracts, raising $10.8 million in proceeds. In effect, the Company sold hedges to help reduce its bank debt and simultaneously entered into new contracts. The Company is now hedged 737,705 MMcf at $2.00/Mcf in June, 762,295 MMcf at $2.10 in July and 762,295 MMcf at $2.20 in August. PostRock holds natural gas hedges covering 30 MMcf a day for the remainder of 2012 at an average price of $4.91 per Mcf and 25 MMcf a day in 2013 at an average price of $6.58 per Mcf. The fair value of the Company’s hedges at March 31, 2012, totaled $62.4 million. This value changes daily based on oil and gas price fluctuations and the monthly roll off of hedges. Below is a table summarizing the Company’s oil and natural gas hedges at May 8, 2012.

	Apr. - Dec. 2012	2013	2014	2015	2016
Natural Gas Hedges
Southern Star Gas Swaps
Volume (Mmbtu)	1,500,003	—	—	—	—
Weighted Average Price (Mmbtu)	$6.57	—	—	—	—
NYMEX Gas Swaps
Volume (Mmbtu)	6,762,295	9,000,003	—	—	—
Weighted Average Price (Mmbtu)	$5.44	$7.28	—	—	—
Southern Star Basis Swaps
Volume (Mmbtu)	6,762,295	9,000,003	—	—	—
Weighted Average Price (Mmbtu)	($0.72)	($0.71)	—	—	—

Oil Hedges
NYMEX Oil Swaps
Volume (Bbls)	50,013	65,892	61,680	58,164	53,892
Weighted Average Price (Bbl)	$93.86	$101.70	$97.00	$93.40	$91.10

Debt

At March 31, 2012, PostRock had $179 million of debt drawn on the Borrowing Base facility and no other debt. Debt decreased $14 million during the quarter as the final $3 million due on the Pipeline Loan was paid in February and $11 million was paid down on the Borrowing Base Facility. The decrease was fueled by the issuance of $7.5 million of common equity in February and cash flows from operations, offset by the $3 million royalty settlement paid in January.

The Company is currently in discussions with its lenders regarding a borrowing base redetermination based on the Company’s oil and gas reserves at December 31, 2011. Primarily as a result of the decline in natural gas price assumptions and the roll off of gas hedges, the Borrowing Base is expected to be lowered no less than $23 million to $177 million. Given current gas prices, the Company does not anticipate having meaningful liquidity for some time. The Company expects to fund working capital and capital expenditures with cash flow from operations and cash on hand.

PostRock elected to pay-in-kind the quarterly dividend to White Deer which increased the liquidation value of PostRock’s Series A Preferred Stock by $2.1 million to $71.9 million. This resulted in White Deer receiving 675,088 additional warrants with a strike price of $3.10. White Deer currently holds 22.2 million warrants that are exercisable at a weighted average price of $3.23 and 2,180,233 common shares.

	December 31, 2011	March 31, 2012
	(in thousands)
Cash and equivalents	$349	$25

Long-term debt (including current maturities)
Borrowing base facility	$190,000	$179,000
Secured pipeline loan	3,000	—

Total	$193,000	$179,000

Redeemable preferred stock	$56,736	$58,563
Stockholders’ equity	7,810	21,272

Total capitalization	$257,546	$258,835

Capital Expenditures

During the first quarter of the year, capital expenditures totaled $4.8 million, a $4.1 million decrease from the prior-year period. Capital expenditures included $1.6 million spent on drilling and recompletions, $1.4 million to complete vehicle and equipment efficiency projects, $913,000 to connect two sections of the Company’s gathering system to improve production, $751,000 to complete the consolidation and upgrade of facilities in the Cherokee Basin, $62,000 to extend leases in the Cherokee Basin and $113,000 on the Company’s interstate pipeline. At this time, all capital expenditures related to gas projects have been suspended and previously budgeted drilling funds are being directed to oil opportunities on existing leasehold.

Management Comment

Terry Carter, PostRock’s President and Chief Executive Officer said, “We continue to face significant challenges in the current gas price environment, and have been taking measures to try and weather the storm. We have halted all expenditures related to non-essential gas projects, we are aggressively focusing on where can make high rates of return on oil projects, we have reorganized our field operations, saving $2 million per year going forward, and we are going to continue making prudent cost cutting decisions across the Company. However, we have been only moderately successful in reducing our overall cost structure year-over-year, and it is unlikely that the level of reduction we have achieved will resolve our near-term liquidity constraints.”

“Recognizing prices may not return to an economic level for some time, we have begun aggressively pursuing oil opportunities on our existing leasehold. These opportunities include the potential for behind-pipe recompletions, workovers and new drilling locations. While we are still in the early stages of testing this potential, results from initial efforts are encouraging. Of 18 oil recompletions to date in the Cherokee Basin, 7 are currently producing oil, 7 are still producing frac load and 4 have recovered their load but will not produce oil. The 7 wells currently producing oil are flowing 26 net Bbls a day in total. These recompletions are expected to cost approximately $50,000 on average and generate a rate-of-return in excess of 100%. After reviewing over 500 wells in the Cherokee Basin, we have already identified over 150 behind-pipe or production workover candidates. While it is too soon to draw broad conclusions, successful results in these initial tests could add a total of 300 recompletion and 300 new well opportunities in the Basin. Additionally, 2 workovers recently performed in central Oklahoma are collectively producing 36 net Bbls a day. Based on these results, we have planned 4 more workovers starting in May and we expect to initiate a drilling program in this area beginning in the third quarter of this year. The additional workovers are expected to cost approximately $280,000 on average and generate a rate-of-return in excess of 100%.”

“The strategic review of the KPC pipeline continues and potential buyers are engaged in due diligence. Operationally, KPC has continued to exceed expectations, increasing both volumes and revenue while decreasing operating costs. We expect this trend to continue as third-party associated gas volumes increase from the development of the oil-rich Mississippian play in Osage County, OK.”

“As our hedges roll off and gas prices remain depressed, we will continue to entirely focus on managing our liquidity and increasing the value of our reserves. We hope to accomplish this through the accelerated development of the oil opportunities that we expect will add the most reserves and cash flows, thoroughly reviewing all aspects of our reserve report to ensure that the economics of every well are properly reflected in the analysis and eliminating costs associated with uneconomic wells.”

Webcast and Conference Call

PostRock will host its quarterly webcast and conference call tomorrow, Friday, May 11, 2012, at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contacts:

North Whipple

Director, Finance & Investor Relations

(405) 702-7423

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the period presented.

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Net income (loss)	$(3,861)	$7,347
Adjusted for:
Interest expense, net	2,689	2,741
Depreciation, depletion, accretion and amortization	6,891	7,013

EBITDA	$5,719	$17,101

Other income, net	(334)	(11)
Gain on equity investment	—	(4,169)
Unrealized loss from derivative financial instruments	10,057	60
Gain on disposal of assets	(9,922)	(109)
Litigation reserve	9,500	—
Stock based compensation	299	442

Adjusted EBITDA	$15,319	$13,314

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2012
Revenue
Oil and gas sales	$20,237	$13,622
Gathering	1,356	699
Pipeline	3,173	3,428

Total	24,766	17,749
Costs and expenses
Production expense	12,434	11,501
Pipeline expense	1,660	882
General and administrative	4,888	4,579
Litigation reserve	9,500	—
Depreciation, depletion and amortization	6,891	7,013
Gain on disposal of assets	(9,922)	(109)

Total	25,451	23,866

Operating loss	(685)	(6,117)

Other income (expense)
Realized gain from derivative financial instruments	9,236	12,085
Unrealized loss from derivative financial instruments	(10,057)	(60)
Gain on equity investment	—	4,169
Other income	334	11
Interest expense, net	(2,689)	(2,741)

Total	(3,176)	13,464

Income (loss) before income taxes	(3,861)	7,347
Income taxes	—	—

Net income (loss)	(3,861)	7,347
Preferred stock dividends	(1,859)	(2,093)
Accretion of redeemable preferred stock	(355)	(471)

Net income (loss) available to common stock	$(6,075)	$4,783

Net income (loss) per common share
Basic	$(0.74)	$0.43

Diluted	$(0.74)	$0.37

Weighted average common shares outstanding
Basic	8,256	11,206

Diluted	8,256	12,786

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2011	March 31 2012
ASSETS
Current assets
Cash and equivalents	$349	$25
Accounts receivable - trade, net	9,123	6,838
Other receivables	1,267	196
Inventory	1,788	1,692
Other	7,492	7,904
Derivative financial instruments	42,803	46,887

Total	62,822	63,542
Oil and gas properties, full cost, net	124,068	121,659
Pipeline assets, net	59,088	58,503
Other property and equipment, net	14,726	15,542
Equity investment	12,994	17,163
Other, net	3,497	3,043
Derivative financial instruments	29,516	24,277

Total assets	$306,711	$303,729

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$6,286	$5,386
Revenue payable	4,972	3,927
Accrued expenses and other	8,700	10,225
Litigation reserve	3,081	4,322
Current portion of long-term debt	3,000	—
Derivative financial instruments	5,223	4,814

Total	31,262	28,674
Derivative financial instruments	4,611	3,925
Long-term debt	190,000	179,000
Asset retirement obligations	11,733	11,895
Other	4,559	400

Total liabilities	242,165	223,894

Commitments and contingencies
Series A cumulative redeemable preferred stock	56,736	58,563

Stockholders’ equity
Preferred stock	2	2
Common stock	99	123
Additional paid-in capital	378,093	384,184
Accumulated deficit	(370,384)	(363,037)

Total equity	7,810	21,272

Total liabilities and equity	$306,711	$303,729

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2012
Cash flows from operating activities
Net income (loss)	$(3,861)	$7,347
Adjustments to reconcile net income (loss) to cash
Depreciation, depletion and amortization	6,891	7,013
Stock-based compensation	299	442
Amortization of deferred loan costs	421	409
Change in fair value of derivative financial instruments	10,057	60
Litigation reserve	9,500	—
Gain on disposal of assets	(9,922)	(109)
Gain on equity investment	—	(4,169)
Other non-cash changes to net income (loss)	(291)	130
Change in assets and liabilities
Receivables	1,535	3,356
Payables	187	(555)
Other	(2,227)	(3,489)

Cash flows from operating activities	12,589	10,435

Cash flows from investing activities
Restricted cash	28	—
Proceeds from sale of assets	5,763	232
Equipment, development, leasehold and pipeline	(8,530)	(4,491)

Cash flows from investing activities	(2,739)	(4,259)

Cash flows from financing activities
Repayments of debt	(10,569)	(14,000)
Proceeds from issuance of common stock	—	7,500

Cash flows from financing activities	(10,569)	(6,500)

Net decrease in cash	(719)	(324)
Cash and equivalents - beginning of period	730	349

Cash and equivalents - end of period	$11	$25